Exhibit 99.1
news release
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Contacts:	For news media: Dana Burns, DNBurns@pplweb.com, 610-774-5409 PPL Electric Utilities

PPL Electric Utilities making necessary investments to strengthen and modernize infrastructure and expand services and support for customers

Company files regulatory rate request to enhance service reliability, improve resiliency and better meet customer needs today and in the future.

ALLENTOWN, Pa. (Sept. 30, 2025) – PPL Electric Utilities is making necessary investments to build and maintain a stronger, smarter and more resilient electric grid to better withstand increasingly severe weather, prevent outages and improve service to customers. To fund these ongoing investments, the company has filed its first distribution base rate request in a decade.
“We understand that rising costs of living and affordability matter to every family and business we serve, and we’ve been committed to keeping the costs we can control down. Over the past decade, we’ve deployed advanced technologies to operate more efficiently, invested responsibly in the grid and expanded assistance programs to support those who need help paying their energy bills. This commitment to efficiency has meant that PPL Electric Utilities’ base distribution rates have not changed in the last 10 years, and, as a result, our customers have among the lowest distribution rates in the state,” said Christine Martin, president of PPL Electric Utilities.
“To continue providing our customers with safe and reliable electric service, we need to make important investments in our system. With nearly 47,000 miles of distribution lines, 1 million poles, hundreds of substations, and thousands of pieces of equipment, costs are rising to maintain and upgrade these essential services. We’re requesting a rate adjustment to support these necessary improvements and help ensure power stays on, especially as severe weather becomes more common,” said Martin.
Supporting a stronger grid and continued customer value
The company’s proposal requests funding to:
•Further strengthen and modernize the electric grid to better withstand severe weather events, minimize outages and protect against evolving cyber threats. Ongoing investments include comprehensive tree trimming and installing stronger poles and wire and equipment guards.
•Continue to implement next-generation smart grid technologies such as advanced automation to accelerate restoration times and reduce outages, and data analytics to inform smarter business decisions that deliver the greatest value for customers. The company’s advanced smart grid has already helped avoid more than 3 million outages.
•Improve customer service systems and expand self-service options to offer more convenience and flexibility for customers, and reduce call wait times.

“In recent years, we have faced record-breaking storms in frequency and intensity,” said Martin. “Thanks to our investments in a more resilient electric grid — like stronger infrastructure, enhanced vegetation management and advanced automation — our customers are experiencing fewer outages. We’re proud to have prevented more than half a million power outages so far this year, but we know our work is not done. These necessary investments are vital to power the lives and communities we serve, and we’re committed to keeping the lights on, continuing to operate as efficiently as possible and finding better ways to serve our customers every day.”
Committed to supporting customers through change
PPL Electric’s rate request includes a proposed distribution base rate revenue increase of approximately $356 million, which would increase the company’s total annual revenue by about 8.6%. More than $50 million of this request is already reflected in customer bills, making the net distribution revenue increase requested just over $300 million.
The company’s last distribution base rate change occurred on Jan. 1, 2016. Over the past 10 years, the company has worked to keep operating and maintenance expenses below the rate of inflation and has invested in the reliability and resiliency of the grid without asking customers to pay more through base rates. PPL Electric operating and maintenance expenses have increased by only 7.4% nominally since 2015 — nearly 25% below inflation over that time period.
Pending regulatory approval, the requested change would add about $13 a month, or 43 cents a day, for a residential customer using 1,000 kilowatt-hours a month.
For a typical commercial customer using 1,000 kWh and 3 KW per month, the increase would be about $8 per month. For a typical industrial customer using 150,000 kWh and 500 KW per month, the increase would be about $514 per month.
The requested increase would go directly toward strengthening reliability and improving customer service for PPL Electric’s 1.5 million customers.
If approved, the company expects new rates would become effective on July 1, 2026.
PPL Electric remains committed to helping customers manage their bills and future rate changes, offering flexible payment options, energy-saving tools and programs for all households and businesses. In 2024, PPL Electric assisted more than 100,000 customers through support programs, ensuring families and individuals receive necessary aid.
Customers who may be struggling to pay their electric bills can visit pplelectric.com to learn more and access available resources.
For more information
PPL Electric’s distribution rate request is different from the twice-annual Price to Compare rate changes, which involve energy supply charges. PPL Electric does not mark up or profit from energy supply charges.
PPL Electric remains committed to transparency and open communication. The rate review filing, including detailed supporting materials, is available on the company’s website at pplelectric.com/RateInfo and through the Pennsylvania Public Utility Commission. Customers may contact the company toll-free at 1-800-342-5775.
About PPL Electric Utilities
PPL Electric Utilities delivers safe, reliable and affordable electricity to about 1.5 million homes and businesses in eastern and central Pennsylvania. It regularly ranks among the country’s best utility companies for reliability and customer satisfaction. PPL Electric Utilities is a major employer and an active supporter of the communities it serves. It is a part of the PPL Corporation (NYSE: PPL) family of companies. Visit pplelectric.com or connect on social media via Facebook, X and Instagram for energy efficiency tips, bill help information, guidance on shopping for an electricity supplier, storm updates and more.

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